FOR IMMEDIATE RELEASE
Resonant Reports Second Quarter 2016 Financial Results
and Provides Business Update
-- Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET --

GOLETA, Calif. - August 10, 2016 - Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the second quarter ended June 30, 2016 and provided a business update.

Management Commentary
“We have continued to gain momentum in our business and remain focused on our three main goals, which are the further buildout of our Infinite Synthesized Network (ISN®) platform, expanding our Intellectual Property portfolio and securing follow on orders from existing customers. We believe all of these are strong indicators of commercial adoption ahead of revenue,” said Terry Lingren, Chief Executive Officer of Resonant. “With a total of 11 products now under development with two customers, we are moving closer to commercializing our innovative filter design capability and generating recurring royalty revenues. We continue to actively pursue new opportunities with both current and future customers to achieve this objective.

“Other highlights from the quarter included the announcement of our 100 patent milestone achievement, which demonstrates our ongoing commitment to innovation and the strengthening of our patent portfolio. We also significantly bolstered our toolset, team and platform through the acquisition of a well-respected and widely known specialty filter design company, GVR Trade. Taken together, we are confident that our technology, tools and talent make Resonant a compelling strategic partner and position us favorably within the filter design market.”

Customer Updates
Resonant currently has two customers with a total of 11 different designs under development using its patented ISN Technology. These customers were converted from Memoranda of Understanding (MOUs) to formal licensing agreements earlier this year, and all include development and design acceptance milestone payments. The royalty terms have been established, but will not be disclosed due to their confidential nature. A breakdown of each customer and products under development are as follows:

Tier One customer (seven total projects):

•	Two high-volume Surface Acoustic Wave (SAW) duplexer designs for filters traditionally fabricated as Bulk Acoustic Wave (BAW) duplexers

•	Integrated module design that includes three complex duplexers. The design will be designated to utilize wafer level packaging (WLP).

•
Integrated module development to include both a duplexer and a quadplexer in a single module. These designs will also utilize chip scale packaging (CSP) as well as WLP and dramatically reduce the board footprint. The quadplexer will combine four separate frequency bands for increased data rates into a single miniature package and feature a single antenna connection, eliminating the need for antenna switching. However, the design complexity for these multiplexers is dramatically increased, which has so far limited quadplexer availability, despite the growing market need.

Tier two customer (four total projects):

•	Three SAW duplexer designs for high volume bands

•
Complex filter that is specifically focused on the support of the Time Division Duplex (TDD) requirements of the Chinese market. This filter will be designed as a SAW, which has historically been delivered utilizing either a BAW or Film Bulk Acoustic Resonator (FBAR) filter design.

Financial Results for the Second Quarter 2016 Compared With the Second Quarter 2015

•
For the three months ended June 30, 2016, Resonant recognized $63,000 of revenue, which represents $53,000 related to the $80,000 upfront, non-refundable payments received from two customers in the first quarter of 2016 and $10,000 related to the achievement of one of the milestones within one of the development contracts.

•
Research and development expenses totaled $1.1 million, compared with $901,000 for the second quarter of 2015. The increase was the result of the increased payroll, benefits, consulting, travel and development costs related to increased activity on various filter designs under development.

•
General and administrative expenses totaled $1.3 million, compared with $803,000 a year ago. The increase was due primarily to increased payroll and related benefit costs associated with the hiring of two executives, travel expenses associated with business development efforts, increased legal fees in connection with legal proceedings and accounting costs associated with operating as a public company.

The net loss totaled $3.0 million, or (0.34) per fully diluted share, compared with a net loss of $2.1 million, or $(0.31) per share, for the same quarter last year.

On a non-GAAP basis, adjusted EBITDA for the second quarter of 2016, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(2.4) million, or $(0.27) per fully diluted share. This compared with non-GAAP adjusted EBITDA for the second quarter of 2015 of $(1.7) million, or $(0.24) per fully diluted share.

Cash, cash equivalents and short-term investments at June 30, 2016 were $5.7 million. This compared with $5.5 million of cash, cash equivalents and short-term investments at December 31, 2015.

In April, Resonant raised gross proceeds of approximately $6.0 million in a private placement of units with various institutional and individual accredited investors and certain of the Company’s officers and directors. The offering consisted of units, whereby each unit, priced at approximately $2.98, contained one share of the Company’s common stock and one warrant to purchase one share of Common Stock at an exercise price of $2.86 per share. The warrant is exercisable for a period commencing six months and ending three years from the closing of the offering. Resonant is using the proceeds from the fund raising to continue product development efforts and business development activities, as well as for general and administrative purposes.

Conference Call
Investors interested in participating in today’s live call can dial 1-877-407-3982 from the U.S. or 1-201-493-6780 from international locations. A telephone replay will also be available approximately three hours after the call concludes and will run through September 10, 2016 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13639914. The replay will also be posted to the IR section of the Resonant website at: http://ir.resonant.com/ir-calendar and will be available for 30 days.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. Resonant believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of Resonant’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant® Inc.
Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones.  These improved filters still use existing manufacturing methods (e.g. SAW) and can perform as well as those using higher cost methods (e.g. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, which we believe enables achievement of the desired product performance in roughly half as many turns through the fab.  In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs, and the timing and amount of future royalty streams.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Matt Hayden
MZ North America
1-949-259-4986
Matt.hayden@MZGroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,488,000	$2,501,000
Investments held-to-maturity	4,250,000	3,006,000
TOTAL CURRENT ASSETS	5,781,000	5,645,000
PROPERTY AND EQUIPMENT, NET	946,000	992,000
TOTAL NONCURRENT ASSETS	1,002,000	930,000
TOTAL ASSETS	$7,729,000	$7,567,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$1,215,000	$1,079,000
TOTAL LONG-TERM LIABILITIES	3,000	20,000
STOCKHOLDERS’ EQUITY
Common stock	9,000	7,000
Additional paid-in capital	43,478,000	37,373,000
Accumulated deficit	(36,976,000)	(30,912,000)
TOTAL STOCKHOLDERS’ EQUITY	6,511,000	6,468,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,729,000	$7,567,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
REVENUE	$63,000	$—	$90,000	$—
OPERATING EXPENSES
Research and development	1,138,000	901,000	2,181,000	1,646,000
General and administrative	1,319,000	803,000	2,879,000	1,673,000
Stock compensation	440,000	333,000	798,000	842,000
Depreciation and amortization	156,000	116,000	301,000	227,000
TOTAL OPERATING EXPENSES	3,053,000	2,153,000	6,159,000	4,388,000
OPERATING LOSS	(2,990,000)	(2,153,000)	(6,069,000)	(4,388,000)
OTHER INCOME
Interest income	2,000	8,000	6,000	16,000
TOTAL OTHER INCOME	2,000	8,000	6,000	16,000
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,988,000)	(2,145,000)	(6,063,000)	(4,372,000)
Provision for income taxes	—	—	(1,000)	(1,000)
NET LOSS	$(2,988,000)	$(2,145,000)	$(6,064,000)	$(4,373,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.34)	$(0.31)	$(0.75)	$(0.63)
Weighted average shares outstanding — basic and diluted	8,870,245	7,160,890	8,103,908	7,119,569

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015

Net loss (GAAP)	$(2,988,000)	$(2,145,000)	$(6,064,000)	$(4,373,000)
Add (subtract) the following items:
Interest income	(2,000)	(8,000)	(6,000)	(16,000)
Stock Compensation	440,000	333,000	798,000	842,000
Depreciation and amortization	156,000	116,000	301,000	227,000
Taxes	—	—	1,000	1,000
Adjusted EBITDA (non-GAAP)	$(2,394,000)	$(1,704,000)	$(4,970,000)	$(3,319,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.27)	$(0.24)	$(0.61)	$(0.47)
Weighted average shares outstanding — basic and diluted	8,870,245	7,160,890	8,103,908	7,119,569